CASTLE BRANDS ANNOUNCES ENGAGEMENT OF

INVESTMENT BANKING FIRM

FOR IMMEDIATE RELEASE

June 10, 2008, New York, NY – Castle Brands Inc. (AMEX: ROX), an emerging international importer and marketer of premium spirits, today announced the engagement of Miller Buckfire & Co., LLC, a nationally recognized investment banking firm, as its exclusive financial advisor in connection with the evaluation of various prospective transactions, including the raising of additional equity from prospective investors, and the evaluation of the potential sale of one or more assets.

Donald Marsh, President of Castle Brands Inc., noted that, “For the past several months, Castle Brands has been exploring a number of transactional opportunities and its Board of Directors has concluded that there is substantial benefit to be realized from retaining a financial advisor to assist in the continuation of these efforts. We have therefore engaged Miller Buckfire in a broad capacity to assist us in this work and also to consider other strategic transactions with one or more industry players.”

The Company believes that its current sources of capital provide adequate liquidity to carry out its work with Miller Buckfire. There can be no assurances that this process will result in any specific transactions. The Company does not intend to disclose developments regarding its consideration of the foregoing transactions unless and until its Board of Directors approves a definitive transaction.

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within five growing categories of the spirits industry: vodka, rum, tequila, whiskey and liqueurs/cordials. Castle Brands’ portfolio includes Boru® Vodka, Gosling’s Rum®, Sea Wynde® Rum, Tierras Tequila, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Pallini® Limoncello™, Raspicello™ and Peachcello™ and Brady’s® Irish Cream.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements. Because these statements reflect Castle Brands’ current views concerning future events, these forward-looking statements are subject to risks and uncertainties. Castle Brands’ actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2007 filed with the Securities and Exchange Commission. Castle Brands undertakes no obligation to update publicly any forward-looking statements contained in this press release.

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For more information on Castle Brands, contact:

ICR Inc.

Kathleen Heaney

Phone: 203-803-3585

E-mail: ir@castlebrandsinc.com